Exhibit 5.2

[Letterhead of Clifford Chance LLP]

To	Barclays PLC 1 Churchill Place London E14 5HP	Our ref: SS/70-40567201/CG Direct Dial: +44 207 006 2977 E-mail: simon.sinclair@cliffordchance.com 17 June 2014

Dear Sirs

Barclays PLC

£697,602,000 7.00% Fixed Rate Resetting Perpetual Subordinated Contingent

Convertible Securities (Callable 2019 and Every Five Years Thereafter)

€1,076,730,000 6.50% Fixed Rate Resetting Perpetual Subordinated Contingent

Convertible Securities (Callable 2019 and Every Five Years Thereafter)

$1,211,446,000 6.625% Fixed Rate Resetting Perpetual Subordinated Contingent

Convertible Securities (Callable 2019 and Every Five Years Thereafter)

(together, the “Securities”)

We have acted as English legal advisers to Barclays PLC (the “Issuer”) in connection with the issue by the Issuer of the Securities under the Contingent Convertible Securities Indenture (the “Original Indenture”) entered into on 20 November 2013 between the Issuer and The Bank of New York Mellon, London Branch as trustee (the “Trustee”), as supplemented by the third, fourth and fifth supplemental indentures dated 17 June 2014 between the Issuer and the Trustee (together, the “Supplemental Indentures” and, together with the Original Indenture, the “Indenture”).

1.	INTRODUCTION

1.1	Opinion Documents

This Opinion relates to the Securities.

1.2	Defined Terms

1.2.1	Terms defined or given a particular construction in the Indenture shall have the same meaning in this Opinion unless a contrary indication appears.

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1.2.2	Headings in this Opinion are for ease of reference only and shall not affect its interpretation.

1.2.3	All references in this Opinion to paragraphs mean paragraphs in this Opinion.

1.3	Legal Review

In connection with the creation and issue of the Securities and the giving of this Opinion:

1.3.1	we have reviewed the documents referred to in Schedule 1 (Documents);

1.3.2	we have not verified the facts or the reasonableness of any statements (including statements as to foreign law) contained in the Prospectus, save as expressly specified in paragraph 2.3;

1.3.3	we have not been responsible for ensuring that the Prospectus contains all material facts; and

1.3.4	we have not been responsible for ensuring that the Prospectus or the Form 6-K comply with the requirements of any competent authority.

1.4	Applicable Law

This Opinion is governed by English law, relates only to English law as applied by the English courts as at today’s date and does not extend to the laws of any other jurisdiction (save as described in paragraph 1.5). All non-contractual obligations and any other matters arising out of or in connection with this Opinion are governed by English law.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred, save as expressly specified in paragraph 2.3. In respect of those tax matters this Opinion is confined to, and given on the basis of, English law, United Kingdom tax law and Her Majesty’s Revenue and Customs (“HMRC”) practice in force or applied in the United Kingdom as at today’s date.

1.6	Assumptions and Reservations

This Opinion is given on the basis of the assumptions set out in Schedule 2 (Assumptions) and is subject to the reservations set out in Schedule 3 (Reservations). This Opinion is strictly limited to the matters stated in paragraph 2 and does not extend to any other matters.

CLIFFORD CHANCE LLP

2.	OPINION

We are of the opinion that:

2.1	Authorisation

The issue of the Securities has been duly authorised by or on behalf of the Issuer.

2.2	Subordination

Article V (Subordination) of each of the Supplemental Indentures and Section 5.03(b) of the Original Indenture constitute legal, valid, binding and enforceable obligations of the Issuer.

2.3	Taxation statements in the Prospectus

The statements in the Prospectus under the heading “Tax Considerations – United Kingdom Tax Considerations” are, insofar as they are relevant to the Securities, correct in all material respects.

3.	ADDRESSEES AND PURPOSE

3.1.1	The scope and content of this Opinion solely have regard to the interest of the Issuer in accordance with its instructions. This Opinion is provided in connection with the filing of the Form 6-K and is addressed to and is solely for the Issuer and it may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save as provided below.

3.1.2	We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 6-K to be incorporated by reference into the Form F-4 Registration Statement filed with the SEC on 15 May 2014 (as amended on 5 June 2014 and declared effective on 10 June 2014), and the reference to us under the headings “Tax Considerations – United Kingdom Taxation Considerations”, “Service of Process and Enforcement of Liabilities” and “Validity of the New AT1 Securities” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

CLIFFORD CHANCE LLP

Yours faithfully,

/s/ CLIFFORD CHANCE LLP

CLIFFORD CHANCE LLP

SCHEDULE 1

DOCUMENTS

(a)	The Prospectus filed with the SEC on 11 June 2014 (dated 10 June 2014) relating to the Securities (the “Prospectus”).

(b)	The final form of the Form 6-K expected to be filed with the SEC on 17 June 2014 relating to the Securities (the “Form 6-K”).

(c)	A copy of the Original Indenture.

(d)	A copy of each Supplemental Indenture (including the forms of global notes).

(e)	A copy of the certificate of incorporation dated 20 July 1896 (and certificate of incorporation on change of name dated 1 January 1985) of the Issuer.

(f)	A copy of the certificate of re-registration of the Issuer dated 1 January 1985.

(g)	A copy of the articles of association of the Issuer as adopted by special resolution passed on 30 April 2010 and amended by special resolution passed on 25 April 2013, certified a true copy by Catherine Fisher.

(h)	A copy of extracts from the minutes of a meeting of the board of directors of the Issuer held on 14 April 1994, certified a true copy by Patrick Gonsalves.

(i)	A copy of extracts from the minutes of a meeting of the board of directors of the Issuer held on 14 February 2008, certified a true copy by Charlotte Brehaut.

(j)	A certified copy of extracts from the minutes of a meeting of the board of directors of the Issuer held on 26 July 2012.

(k)	A certified copy of the written resolution of the Fund Raising Committee of the board of directors of the Issuer dated 12 July 2013.

(l)	A certified copy of the written resolution of the Fund Raising Committee of the Issuer passed on 8 November 2013.

(m)	A copy of the minutes of a meeting of the board of directors of the Issuer held on 12 December 2013, certified a true copy by Patrick Gonsalves.

(n)	A copy of the approval of the Group Finance Director and written resolutions of the Treasury Committee of the Issuer passed on 12 May 2014, certified a true copy by Sarah Crouch.

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(o)	The notice of the annual general meeting of the shareholders of the Issuer on 13 March 2014 and the results of the polls on the resolutions proposed at such annual general meeting announced by the Issuer on 24 April 2014, approving, inter alia, the allotment of shares and equity securities and the allotment of equity securities for cash other than a pro-rata basis.

CLIFFORD CHANCE LLP

SCHEDULE 2

ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures, stamps and seals are genuine, all original documents are authentic, all deeds and counterparts were executed in single physical form and all copy documents are complete and conform to the originals.

(b)	The copies of the certificate of incorporation, certificate of incorporation on change of name, certificate of re-registration and articles of association of the Issuer provided to us are accurate and complete as of the date of this Opinion.

2.	CORPORATE AUTHORITY

(a)	In resolving to create and issue the Securities the directors of the Issuer acted in good faith to promote the success of the Issuer for the benefit of its members and in accordance with any other duty.

(b)	Each director of the Issuer has disclosed any interest which he or she may have in the issue of the Securities in accordance with the provisions of the Companies Act 2006 (the “Companies Act”) and the Issuer’s articles of association and none of the directors has any interest in the issue of the Securities except to the extent permitted by the Issuer’s articles of association.

(c)	The resolutions of the Issuer’s board of directors as set out in the minutes referred to in Schedule 1 (Documents) were duly passed at a properly constituted and quorate meeting of duly appointed directors of the Issuer and have not been amended or rescinded and are in full force and effect.

(d)	The resolutions in writing of the Fund Raising Committee and the Treasury Committee of the Issuer referred to in Schedule 1 (Documents) were duly adopted by a properly constituted Fund Raising Committee or Treasury Committee (as applicable), have not been amended or rescinded and are in full force and effect.

(e)	The resolutions of the shareholders of the Issuer referred to in Schedule 1 (Documents) were duly passed at a properly convened and quorate meeting of the shareholders of the Issuer and in all cases have not been amended or rescinded and are in full force and effect.

(f)	That, as at 20 November 2013, Jennifer Moreland held the position of Managing Director of Barclays Treasury and, as at 17 June 2014, Tim Allen held the position of Director in the Capital Markets Execution (formerly called Treasury Execution Services) team of Barclays Treasury.

CLIFFORD CHANCE LLP

3.	CORPORATE CAPACITY OF THE PARTIES

4.	Each party to the Indenture has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Indenture.

5.	EXECUTION OF INDENTURE

Each party to the Indenture has duly executed and delivered the Indenture.

6.	OTHER DOCUMENTS

Save for those listed in Schedule 1 (Documents) there is no other agreement, instrument, other arrangement or relationship between any of the parties to the Indenture which modifies, supersedes or conflicts with the Indenture.

7.	TAX MATTERS

The Issuer is resident only in the United Kingdom for United Kingdom tax purposes.

8.	CHOICE OF LAW

(a)	The obligations expressed to be assumed by the Issuer under the Indenture constitute the Issuer’s legal, valid, binding and enforceable obligations under the laws of the State of New York (other than Article V of each of the Supplemental Indentures and Section 5.03(b) of the Original Indenture) and words and phrases used in the Indenture have the same meaning and effect as they would if the Indenture was governed by English law.

(b)	The submission to the jurisdiction of any state and federal court in the City and State of New York by the Issuer contained in the Indenture is legal, valid and binding under the laws of the State of New York.

(c)	The choice of the laws of the State of New York to govern the Indenture is a valid choice under the laws of the State of New York.

CLIFFORD CHANCE LLP

SCHEDULE 3

RESERVATIONS

1.	ENFORCEABILITY OF CLAIMS

In this Opinion “enforceable” means that an obligation is of a type which the English courts may enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Securities and the Indenture. In particular:

(a)	paragraph 2.2 is subject to any limitations arising from a reconstruction, arrangement or compromise (whether or not effected under Part 26 of the Companies Act), a scheme within the meaning of Part VII of the FSMA, insolvency, liquidation, administration, moratorium, reorganisation and similar laws generally affecting the rights of creditors;

(b)	the power of an English court to order specific performance of an obligation or any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy is sought;

(c)	where any person is vested with a discretion or may determine a matter in its opinion, that person may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(d)	enforcement may be limited by the provisions of English law applicable to an agreement held to have been frustrated by events happening after its execution;

(e)	proceedings to enforce a claim may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to a defence of set-off or counterclaim;

(f)	in some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to restrain proceedings commenced in another court, notwithstanding the provisions of the Securities or the Indenture providing that the courts of England have jurisdiction in relation to the subject matter of those proceedings;

(g)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation or where there has been any bribe or other corrupt conduct and the English courts will generally not enforce an obligation if there has been fraud; and

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(h)	any provision to the effect that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect and an English court may regard any certification, determination or calculation as no more than prima facie evidence.

2.	BANKING ACT 2009

The opinions set out in this letter are subject to any limitations arising from any measures taken in relation to a bank, or a holding company of a bank or a building society (as such terms are defined in Part 1 of the Banking Act 2009, as amended (the “Banking Act”)) or any changes in law made pursuant to the powers contained in Part 1 of the Banking Act which are designed to address the situation where all or part of the business of a bank or building society has encountered, or is likely to encounter, financial difficulties.

3.	TAXATION STATEMENTS

(a)	The confirmation provided in paragraph 2.3 is subject to the following specific reservations:

(i)	We give no confirmation as to any section of the Prospectus other than the confirmation set out in paragraph 2.3; and

(ii)	The confirmation is given solely on the basis set out in paragraph 2.3 and in particular is limited to matters governed by English law, the tax law of the United Kingdom and HMRC’s practice in force or applied in the United Kingdom as at today’s date.